U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)            April 28, 2005

SULPHCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-27599 (Commission file number)	88-0224817 (I.R.S. Employer Identification Number)

850 Spice Islands Drive, Sparks, NV 89431
(Address of principal executive offices)

(775)-829-1310
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported: (1) effective August 6, 2004, SulphCo, Inc. (the “Company”) entered into a Collaboration Agreement with ChevronTexaco Energy Technology Co. (“ChevronTexaco”), a unit of ChevronTexaco Corp., to further evaluate and develop the Company’s ultrasound technology; and (2) effective February 6, 2005, the parties amended the Collaboration Agreement, primarily in order to extend Phase 1 activities by an additional three months to May 6, 2005.

April 2005 Amendment. The Collaboration Agreement was set to expire on May 6, 2005, pursuant to Section 3.5(a). The parties now wish to enter into another business arrangement and are in the process of preparing a new agreement to that effect. However, it is not expected that this new agreement will be executed prior to the May 6, 2005, termination date. Accordingly, effective April 28, 2005, the Company and ChevronTexaco further amended the Collaboration Agreement to extend the Phase 1 period by an additional two months, to July 6, 2005, solely for the purpose of providing additional time to enter into the new agreement. The April 2005 amendment further provides that should the new agreement become effective prior to July 6, 2005, the Collaboration Agreement will automatically terminate as of the effective date of the new agreement. All of the other terms of the Collaboration Agreement remain the same.

A copy of the April 2005 amendment is included as an exhibit to this Report.

Item 9.01. Exhibits

10.1 Letter Agreement dated April 27, 2005, by and between SulphCo, Inc. and ChevronTexaco Energy Technology Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SULPHCO, INC. (Registrant)

Date: May 2, 2005	By:	/s/ Rudolf W. Gunnerman
Rudolf W. Gunnerman
Chairman and Chief Executive Officer

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